EXHIBIT 23.1





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                         Consent of Independent Auditors


The Board of Directors
Tofutti Brands Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-72654, 333-48605 and 333-79567) on Form S-8 of Tofutti Brands Inc. of our report dated February 20, 2001, relating to the balance sheets of Tofutti Brands Inc. as of December 30, 2000 and January 1, 2000 and the related statements of income, changes in stockholders' equity and cash flows for the years then ended, which report appears in the December 30, 2000 Annual Report on Form 10-KSB of Tofutti Brands Inc.

                                                           /s/ Wiss & Company
                                                           WISS & COMPANY, LLP

Livingston, New Jersey
March 20, 2001